                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                                         Dated: October 18, 2010

STRUCTURED PRODUCTS                                              ENHANCEMENT
                                                              MARKET LINKED NOTE

             18-MONTH CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)
                      LINKED TO THE S and P 500([R]) INDEX

                               FEE-BASED ACCOUNTS

PRODUCT DESCRIPTION

o    Moderately bullish investment designed to provide upside exposure to the S and P 500([R]) Index, subject to a Maximum Return

o    BUyS offer limited downside protection if held to maturity; investment will be protected from the first 15% decline in the Index Return, but investors will lose 1.17647% of the Face Amount for every 1% decline in excess of 15%

o    Investors may lose up to 100% of their initial investment

o    Investors will not receive any interest payments or dividends

o    Any payment on the BUyS is subject to the creditworthiness of the Issuer

SUMMARY OF INDICATIVE TERMS (as of October 18, 2010)

Issuer:                Deutsche Bank AG, London Branch
CUSIP:                 2515A1 AS 0
Face Amount:           $1,000 per BUyS
Index (Ticker):        S and P 500([R]) Index (SPX)
                       150% upside participation (subject to the Index
Participation Rate:
                       Return Cap)
Index Return Cap:      9.40% --14.00% (TBD on Trade Date)
Maximum Return:        14.10% -- 21.00% (TBD on Trade Date)
Buffer Level:          15.00%
Downside Participation
Percentage:            117.647% downside participation
Initial Level:         The closing level of the Index on the Trade
                       Date
Final Level:           The closing level of the Index on the Final
                       Valuation Date
Payment at Maturity:   Please see Calculating the Payment at Maturity on
                       the next page for a description of how the payment at
                       maturity is determined.

IMPORTANT DATES

Offering Period:      October 18 -- November 5, 2010
Trade Date:           November 5, 2010
Settlement Date:      November 10, 2010
Final Valuation Date: May 7, 2012
Maturity Date:        May 10, 2012

DISCOUNTS AND COMMISSIONS

         Price to   Maximum Total, Discount,        Minimum
         Public      Commissions and Fees      Proceeds to Issuer
Per BUyS $1,000             $7.50                   $992.50

The BUyS will initially be distributed through Deutsche Bank Securities Inc.
("DBSI"), its affiliates and/or certain other affiliated or unaffiliated brokers (collectively, the "Brokers"). DBSI will receive a selling concession of up to 0.75% or $7.50 per $1,000 BUyS Face Amount. DBSI may pay referral fees to other Brokers of up to 0.50% or $5.00 per $1,000 BUyS Face Amount and may
additionally pay fees of up to 0.25% or $2.50 per $1,000 BUyS Face Amount to certain other Brokers. Deutsche Bank AG will reimburse DBSI for such fees.
DBSI, the agent for this offering, is our affiliate. For more information see
"Supplemental Underwriting Information (Conflicts of Interest)" in term sheet
No. 985J.

NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE NO BANK GUARANTEE NOT A
DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

18-MONTH CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)                     PAGE 2

CALCULATING THE PAYMENT AT MATURITY

For every $1,000 Face Amount, investors will receive at maturity an amount based on the Index Return, determined as follows:

      Determine the Index
1           Return

2        Index Return       Yes
       greater than 0%?
              No
    Index Return between 0%
3          and -15%         Yes
          (inclusive)?

              No

        Index Return is     Yes
4       less than -15%

               Subject to the Index Return Cap of 9.40% - 14.00% (TBD on Trade Date):
                                           Final Level(1)    []      Initial Level
                        Index Return =                    Initial Level

                   (1) Final Level = Closing level of the Index on the Final Valuation Date

                       Face Amount  Face Amount     Index Return      Participation Rate

Payment at Maturity = $1,000 +        [ $1,000   x   Index Return           x 150%]

Due to the Index Return Cap, the Maximum Return will be 14.10% - 21.00% (TBD on Trade Date).

                  Payment at Maturity =   Face Amount ($1,000 per BUyS)

Face Amount reduced by 1.17647% for every 1% decline in the level of the Index in excess of the
Buffer Level.
                       Therefore, you may lose up to 100% of the Face Amount:

                   Face Amount     Face Amount  Index Return Buffer Level  Downside Participation
                                                                                 Percentage
Payment at Maturity = $1,000      + [ $1,000     x ( Index Return + 15% )       x 117.647% ]

RETURN SCENARIOS AT MATURITY

Assumes $1,000 of Face Amount, a Buffer Level of 15%, a Participation Rate of
150%, an Index Return Cap of 11.70%, a Maximum Return of 17.55% and a Downside
Participation Percentage of 117.647% .

Index Return   BUyS Return   Payment at Maturity

  50.00%         17.55%           $1,175.50
  25.00%         17.55%           $1,175.50
  11.70%         17.55%           $1,175.50
  10.00%         15.00%           $1,150.00
   5.00%          7.50%           $1,075.00
   0.00%          0.00%           $1,000.00
  -5.00%          0.00%           $1,000.00

  -15.00%         0.00%           $1,000.00
  -25.00%        -11.76%          $882.35
  -50.00%        -41.18%          $588.24
  -75.00%        -70.59%          $294.12
 -100.00%       -100.00%           $0.00

Hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS. No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above.
Hypothetical results are neither an indicator nor guarantee of future returns.
Actual results will vary, perhaps materially, from this hypothetical scenario.

18-MONTH CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)

SELECTED RISK FACTORS

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS -- The BUyS do not guarantee any return of your initial investment. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Return is less than -15.00%, your investment will be exposed on a leveraged basis of
1.17647% to each 1% by which the Index Return is less than -15.00% . Under these circumstances, you will lose some or all of your initial investment.

THE RETURN ON YOUR BUyS IS LIMITED BY THE INDEX RETURN CAP -- The Index Return
cannot exceed the Index Return Cap of between 9.40% and 14.00% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,141.00 and $1,210.00 (to be determined on the
Trade Date) for each $1,000 face amount of the BUyS you hold, regardless of any increase in the Index beyond the Index Return Cap.

CREDIT OF THE ISSUER --The BUyS are senior unsecured obligations of the Issuer,
Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at
Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of
Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche
Bank AG were to default on its obligations you may not receive the Payment at
Maturity owed to you under the terms of the BUyS.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY
DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS -- We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the
Index and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS
PRIOR TO MATURITY -- Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX
OR THE MARKET VALUE OF THE BUyS -- We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the
Index or the value of the BUyS.

LACK OF LIQUIDITY -- There may be little or no secondary market for the BUyS.
The BUyS will not be listed on any securities exchange.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS -- You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

POTENTIAL CONFLICTS -- Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS -- In
addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR --
Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and the Internal Revenue Service, or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk
Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No.
985J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 985J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.